CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities Offered	Offering Price	Registration Fee
2.850% InterNotes® Due August 15, 2020	$2,750,000	$319.55
3.450% InterNotes® Due August 15, 2022	$5,482,000	$637.01
3.950% InterNotes® Due August 15, 2025	$5,733,000	$666.18

								Filed under 424(b)(2), Registration Statement No. 333-186728
				Pricing Supplement No. 208 - Dated Monday, August 17, 2015 (To: Prospectus Dated February 19, 2013, and Prospectus Supplement Dated February 19, 2013)
	Principal	Selling	Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
CUSIP Number	Amount	Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option	Ranking
26054LF99	$2,750,000.00	100%	1.250%	$2,715,625.00	2.850%	Semi- Annual	08/15/2020	02/15/2016	$13.85	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LG23	$5,482,000.00	100%	1.450%	$5,402,511.00	3.450%	Semi- Annual	08/15/2022	02/15/2016	$16.77	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LG31	$5,733,000.00	100%	1.800%	$5,629,806.00	3.950%	Semi- Annual	08/15/2025	02/15/2016	$19.20	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland, Michigan 48674

Trade Date: Monday, August 17, 2015 @ 12:00

PM ET Settle Date: Thursday, August 20, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters:

In the opinion of Kenneth Hemler, Senior Counsel, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated August 7, 2015, filed in the Company’s Current Report on Form 8-K dated August 7, 2015 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (No. 333-186728). Capitalized terms used in this paragraph without definition have the meanings ascribed to them in the accompanying Prospectus Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

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